Exhibit 99.2

TALX CORPORATION AND SUBSIDIARIES

Consolidated Financial Statements

March 31, 2007, 2006 and 2005

(With Report of Independent Registered Public Accounting Firm Thereon)

TALX CORPORATION AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

Board of Directors
of TALX Corporation:

We have audited the accompanying consolidated balance sheets of TALX Corporation and subsidiaries (the Company) as of March 31, 2007 and 2006, and the related consolidated statements of earnings, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 2007, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the Consolidated Financial Statements, the Company adopted Statement of Financial Accounting Standards No. 123r, Share-Based Payment, effective April 1, 2006.

/s/ KPMG LLP

St. Louis, Missouri
June 22, 2007

TALX CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
March 31, 2007 and 2006
(In thousands, except share and per share information)

	2007	2006
Assets
Current assets:
Cash and cash equivalents	$13,807	5,705
Short term investments	—	5,850
Accounts receivable, less allowance for doubtful accounts of $2,741 at March 31, 2007 and $3,731 at March 31, 2006	33,710	31,527
Unbilled receivables	6,199	5,911
Prepaid expenses and other current assets	8,823	6,576
Deferred tax assets, net	3,750	2,580
Total current assets	66,289	58,149
Property and equipment, net	25,399	16,037
Capitalized software development costs, net of amortization of $8,580 in 2007 and $6,329 in 2006	7,731	4,059
Goodwill	226,647	190,232
Other intangibles, net	127,998	77,434
Other assets	2,353	1,634
	$456,417	347,545
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,353	2,257
Accrued expenses and other liabilities	25,397	19,219
Dividends payable	1,573	1,289
Deferred revenue	6,030	6,893
Total current liabilities	35,353	29,658
Deferred tax liabilities, net	45,192	17,634
Long term debt	176,577	110,802
Other liabilities	4,858	3,153
Total liabilities	261,980	161,247
Commitments and contingencies (Note 16)
Shareholders’ equity:
Preferred stock, $0.01 par value. Authorized 5,000,000 shares and no shares issued or outstanding at March 31, 2007 or 2006	—	—
Common stock, $0.01 par value. Authorized 75,000,000 shares at March 31, 2007 and 2006, issued 32,414,950 shares at March 31, 2007 and 32,225,321 shares at March 31, 2006	324	322
Additional paid-in capital	176,254	177,463
Deferred compensation	—	(5,076)
Retained earnings	31,617	13,467
Accumulated other comprehensive income:
Unrealized gain on interest rate swap contract, net of tax expense of $19 at March 31, 2007 and $80 at March 31, 2006	28	122
Treasury stock, at cost, 599,146 shares at March 31, 2007	(13,786)	—
Total shareholders’ equity	194,437	186,298
	$456,417	347,545

See accompanying notes to consolidated financial statements.

TALX CORPORATION AND SUBSIDIARIES
Consolidated Statements of Earnings
Years ended March 31, 2007, 2006 and 2005
(In thousands, except share and per share information)

	2007	2006	2005
Revenues:
The Work Number services	$110,292	91,331	65,373
Tax management services	135,430	114,420	90,208
Talent management services	23,649	—	—
Maintenance and support	1,187	1,676	2,814
Total revenues	270,558	207,427	158,395
Cost of revenues:
The Work Number services	23,349	21,339	18,645
Tax management services	62,674	55,289	45,064
Talent management services	12,781	—	—
Maintenance and support	50	352	1,008
Total cost of revenues	98,854	76,980	64,717
Gross profit	171,704	130,447	93,678
Operating expenses:
Selling and marketing	44,466	32,700	27,693
General and administrative	55,031	42,658	32,845
SEC settlement charge	—	—	2,500
Total operating expenses	99,497	75,358	63,038
Operating income	72,207	55,089	30,640
Other income (expense), net:
Interest income	849	693	224
Interest expense	(13,756)	(5,165)	(2,944)
Merger-related expenses	(2,148)	—	—
Other, net	58	(5)	(5)
Total other income (expense), net	(14,997)	(4,477)	(2,725)
Earnings from continuing operations before income tax expense	57,210	50,612	27,915
Income tax expense	24,279	20,637	11,887
Earnings from continuing operations	32,931	29,975	16,028
Discontinued operations, net of income taxes:
Earnings (loss) from discontinued operations, net	—	(1)	15
Gain on disposal of discontinued operations, net	—	516	567
Earnings from discontinued operations	—	515	582
Net earnings	$32,931	30,490	16,610
Basic earnings per share:
Continuing operations	$1.04	0.94	0.52
Discontinued operations	—	0.02	0.02
Net earnings per share	$1.04	0.96	0.54
Diluted earnings per share:
Continuing operations	$1.00	0.89	0.49
Discontinued operations	—	0.01	0.02
Net earnings per share	$1.00	0.90	0.51
Weighted average number of common shares outstanding:
Basic	$31,521,623	31,775,969	30,954,629
Diluted	32,888,706	33,828,651	32,452,679

See accompanying notes to consolidated financial statements.

TALX CORPORATION AND SUBSIDIARIES
Consolidated Statements of Shareholders’ Equity and Comprehensive Income
Years ended March 31, 2007, 2006 and 2005
(In thousands, except share and per share information)

				Accumulated	Accumulated
		Additional		deficit/	other			Total
	Common	paid-in	Deferred	retained	comprehensive	Treasury	Comprehensive	shareholders’
	stock	capital	compensation	earnings	income	stock	income	equity
Balance at March 31, 2004	$140	163,190	—	(25,536)	(51)	(3,926)		133,817
Net earnings	—	—	—	16,610	—	—	16,610	16,610
Net unrealized gain on interest rate swap contract	—	—	—	—	110	—	110	110
Total comprehensive income							16,720
Issuance of 317,657 shares of treasury stock for benefit plans, net of tax benefit	—	1,680	—	(612)	—	3,412		4,480
Issuance of 10,000 shares of restricted common stock	—	136	(258)	—	—	122		—
Compensation expense	—	—	35	—	—	—		35
Issuance of 6,973,469 shares of common stock and shares of treasury stock upon 3-for-2 stock split	69	(69)	—	(16)	—	—		(16)
Cash dividends	—	—	—	(3,172)	—	—		(3,172)
Balance at March 31, 2005	209	164,937	(223)	(12,726)	59	(392)		151,864
Net earnings	—	—	—	30,490	—	—	30,490	30,490
Net unrealized gain on interest rate swap contract	—	—	—	—	63	—	63	63
Total comprehensive income							30,553
Issuance of 42,275 shares of treasury stock and 436,769 shares of common stock for benefit plans, net of tax benefit	4	7,434	—	—	—	392		7,830
Repurchase of 37,800 shares of common stock	—	—	—	—	—	(1,287)		(1,287)
Issuance of 158,450 shares of restricted common stock, net of tax benefit	1	4,005	(5,252)	—	—	1,287		41
Issuance of 68,062 shares of common stock for warrants, net of tax benefit	1	1,194	—	—	—	—		1,195
Compensation expense	—	—	399	—	—	—		399
Issuance of 10,677,829 shares of common stock upon 3-for-2 stock split	107	(107)	—	(35)	—	—		(35)
Cash dividends	—	—	—	(4,262)	—	—		(4,262)
Balance at March 31, 2006	322	177,463	(5,076)	13,467	122	—		186,298
Net earnings	—	—	—	32,931	—	—	32,931	32,931
Net unrealized loss on interest rate swap contract	—	—	—	—	(94)	—	(94)	(94)
Total comprehensive income							32,837
Reclassification of deferred compensation upon adoption of SFAS 123r	—	(5,076)	5,076	—	—	—		—
Issuance of 643,781 shares of treasury stock and 188,629 shares of common stock for benefit plans, net of tax benefit	2	5,036	—	(9,628)	—	14,329		9,739
Repurchase of 1,449,477 shares of common stock	—	—	—	—	—	(31,973)		(31,973)
Issuance of 207,550 shares of restricted common stock, net of tax benefit	—	(4,714)	—	856	—	3,858		—
Compensation expense	—	3,545	—	—	—	—		3,545
Cash dividends	—	—	—	(6,009)	—	—		(6,009)
Balance at March 31, 2007	$324	176,254	—	31,617	28	(13,786)		194,437

See accompanying notes to consolidated financial statements.

TALX CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended March 31, 2007, 2006 and 2005
(In thousands)

	2007	2006	2005
Cash flows from operating activities:
Net earnings	$32,931	30,490	16,610
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	20,059	13,242	10,624
Non-cash compensation	3,545	399	35
Deferred taxes	2,302	3,235	2,518
Gain on swap agreement	—	(59)	—
Change in assets and liabilities, net of acquisitions:
Accounts receivable, net	3,668	(7,780)	(2,990)
Unbilled receivables	(288)	(1,799)	(1,999)
Prepaid expenses and other current assets	(2,051)	(1,149)	5,554
Other assets	(239)	(702)	119
Accounts payable	(417)	22	461
Accrued expenses and other liabilities	6,962	5,992	(1,560)
Deferred revenue	(141)	(2,774)	460
Other liabilities	2,671	253	217
Net cash provided by operating activities	69,002	39,370	30,049
Cash flows from investing activities:
Additions to property and equipment	(18,102)	(10,471)	(6,382)
Change in restricted cash	—	—	38,645
Acquisitions, net of cash acquired	(80,139)	(87,079)	(59,316)
Capitalized software development costs	(5,314)	(2,408)	(2,001)
Proceeds from sale of short-term investments	5,850	6,885	5,200
Purchases of short-term investments	—	(5,120)	(11,340)
Net cash used in investing activities	(97,705)	(98,193)	(35,194)
Cash flows from financing activities:
Dividends paid	(5,716)	(3,809)	(3,020)
Issuance of Senior Guaranteed Notes	74,282	—	—
Borrowings under long-term debt facility	90,478	138,802	18,000
Repayments under long-term debt facility	(100,005)	(85,500)	(10,500)
Issuance of common stock	6,230	4,923	3,496
Tax benefit on exercise of stock options	3,509	—	—
Repurchase of common stock	(31,973)	(1,287)	—
Net cash provided by financing activities	36,805	53,129	7,976
Net increase (decrease) in cash and cash equivalents	8,102	(5,694)	2,831
Cash and cash equivalents at beginning of year	5,705	11,399	8,568
Cash and cash equivalents at end of year	$13,807	5,705	11,399

See accompanying notes to consolidated financial statements.

(1)          Summary of Significant Accounting Policies

(a)          Description of Business

TALX Corporation and subsidiaries (the Company) is a leading provider of payroll-related and human resources business process outsourcing services. Its services enable its clients to outsource and automate the performance of certain payroll and human resources business processes that would otherwise be performed by their own in-house payroll and/or human resources departments. Its clients are primarily large and mid-size organizations, including more than three-fourths of the Fortune 500 companies in a wide variety of industries, as well as a number of government agencies and public sector organizations. Its current services include employment and income verification and other payroll-related services, unemployment tax management services, tax credit and incentive services, and talent management services. TALX services are enabled by its databases and applications that are designed to quickly and efficiently access and process large volumes of data. The Company employs web, interactive voice response, fax, document imaging and other technologies to enhance the services offered to its clients.

(b)           Principles of Consolidation

The consolidated financial statements include the accounts of TALX Corporation and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

(c)            Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash and cash equivalents.

(d)           Short-term Investments

Short-term investments at March 31, 2006 consist of highly liquid money market account deposits. The Company classifies its short-term investments in one of two categories: available-for-sale or held-to-maturity. Held-to-maturity securities are those securities which the Company have the ability and intent to hold until maturity. All other securities are classified as available-for-sale. All of its securities were classified as available-for-sale at March 31, 2006. Interest income is recognized when earned. Short-term investments classified as available-for-sale are stated at market value.

(e)            Allowance for Doubtful Accounts

The Company evaluates the collectibility of accounts receivable based on a combination of factors. In cases where the Company is aware of circumstances that may impair a specific customer’s ability to meet its financial obligations, the Company records a specific allowance against amounts due, and thereby reduces the net recognized receivable (i.e., net of deferred revenue) to the amount the Company reasonably believes will be collected. For the remaining customers, the Company recognizes allowances for doubtful accounts based on the length of time the aggregate receivables are outstanding, the current business environment and historical experience.

(f)             Property and Equipment

The Company records property and equipment at cost less accumulated depreciation and amortization. The Company depreciates property and equipment evenly over the assets’ estimated useful lives. The Company amortizes leasehold improvements evenly over the lesser of the useful life of the asset or lease term.

(g)           Product Development and Capitalized Software Development Costs

Software development costs are expensed as incurred until technological feasibility is achieved, after which time they are capitalized on a product-by-product basis. The Company amortizes capitalized software development costs evenly over the remaining estimated economic life of the product, generally three to five years. The Company begins amortization of capitalized software development costs when the product is available for general release to clients. The Company reviews all capitalized software assets for impairment as of each balance sheet date. Upon determination of any impairment, the Company writes the asset down to the appropriate value in the period that the impairment is determined.

(h)          Goodwill and Other Intangible Assets

The Company adopted the provisions of the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets as of April 1, 2002. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually. In accordance with SFAS 142, goodwill is reviewed for impairment based upon reporting units.

(i)             Revenue Recognition, Unbilled Receivables and Deferred Revenue

All revenues are generally recognized pursuant to annual or multi-year contracts.

Revenues from The Work Number are realized primarily from transaction or monthly fees and, to a lesser degree, based on up-front set-up fees and periodic maintenance fees. Revenues for transaction fees are recognized in the period that they are earned, based on fees charged to users at the time they conduct verifications of employment and income. The revenue for set-up fees and monthly maintenance fees is recognized on a straight-line basis from the time the service is available to be used by its clients through the end of the service period.

Revenue for the W-2 service is recognized evenly from the time the service is available for use by TALX clients through the end of the service period. Additionally, the Company has some clients that are billed for this service on a transactional basis. For these clients, the Company recognizes revenue on a monthly basis, as transactions occur.

The Company charges ePayroll clients on a per-employee, per-month basis, plus an initial set-up fee. Revenue for the initial set-up fees is recognized evenly over the initial contract period, beginning with the date the client is “live” on its system. Per-employee, per-month fees are recognized as revenue in the period the service is provided.

FasTime clients are billed for initial set-up fees, monthly maintenance fees and per transaction fees. Revenue is recognized evenly from the time the service is available for use by clients through the end of the service period for set-up and maintenance fees and as services are performed for transaction-based fees.

HireXpress clients are billed for initial set-up fees and per transaction fees or monthly fees. Revenue is recognized evenly from the time the service is available for use by its clients through the end of the service period for set-up fees and as services are performed for transaction-based or monthly fees.

Revenues from unemployment tax management services are recognized in the period that they are earned, evenly over the life of the contract. Transaction fees are recorded as the services are provided. Unemployment tax management revenue that is contingent upon achieving certain performance criteria is recognized when those criteria are met.

The Company realizes revenues in its tax credits and incentives business on a contingent basis, as a percentage of the tax credits and incentives delivered to its clients. Revenues related to the processing of the federal work opportunity (WOTC) and welfare to work (WtW) tax credits are recognized after the applicable state government has certified the eligibility of the client’s employee and the employee has worked the required number of hours to receive the credit. Revenue related to state and local tax credits and certain other federal tax credits is recognized based on milestones achieved, calculation of the underlying credit, or the client’s utilization of the underlying credit, depending upon the provisions of the contract.

Revenues in the talent management segment are realized primarily from transaction-based fees, which are recognized in the period services are provided.

In relationships with certain of its customers, the Company enters into agreements with more than one service offering included in the arrangement. When a client contracts with us to provide more than one service, the terms of the underlying contract itemize each service provided and the related fees for each service. In accordance with the consensus of Emerging Issues Task Force Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, as these fee arrangements are similar to those charged to other clients, the Company recognizes revenue on the basis of the fair values of the underlying services.

Deferred revenue represents the unearned portion of The Work Number set-up fees, unemployment tax management and maintenance fees.

Direct expenses related to cost of revenues are tracked separately for each service the Company provides. Incremental direct costs that are related to the origination of a client contract are expensed as incurred.

(j)              Concentration of Credit Risk

The Company sells services in a variety of industries. No client represented over 10% of revenues in fiscal 2007, 2006 or 2005. The Company performs periodic credit evaluations of its clients’ financial conditions and does not require collateral. Credit losses from clients have been within expectations, and the Company believes the allowance for doubtful accounts adequately provides for any expected losses.

(k)           Income Taxes

The Company records income taxes under the asset and liability method. Deferred taxes arise because of different treatment between financial statement accounting and tax accounting, known as temporary differences. The Company records the tax effect of these temporary differences as deferred tax assets (generally items that can be used as a tax deduction or credit in future periods) and deferred tax liabilities (generally items that the Company received a tax deduction for, but have not yet been recorded in the consolidated statement of earnings). Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(l)              Fair Value of Financial Instruments

The Company discloses estimated fair values for its financial instruments. A financial instrument is defined as cash or a contract that both imposes on one entity a contractual obligation to deliver cash or another financial instrument to a second entity and conveys to that second entity a contractual right to receive cash or another financial instrument from the first entity. The Company’s financial instruments include its credit facility and its senior guaranteed notes. The carrying values of the credit facility and the senior guaranteed notes approximate fair value as their stated interest rates approximate market rates.

Estimated fair value amounts have been determined using available market information or other appropriate valuation methodologies.

(m)       Derivative Financial Instruments

The Company’s policy is to manage interest costs using a mix of fixed and variable rate debt. Using interest rate swap agreements, the Company agrees to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. The Company does not hold or issue any derivative financial instruments for trading or speculative purposes.

(n)          Share-Based Compensation

Prior to April 1, 2006, the Company accounted for share-based compensation using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, as permitted by Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation. Accordingly, share-based compensation for stock options was included as pro forma disclosure in the financial statement footnotes and continues to be provided in this manner for periods prior to April 1, 2006, as results for prior periods have not been restated.

The following table presents net earnings and earnings per share as reported and the pro forma amounts that would have been reported using the fair value method under SFAS 123 for the years presented, in thousands, except for share data:

	March 31
	2006	2005
Net earnings, as reported	$30,490	16,610
Stock-based employee compensation cost, net of taxes	1,685	1,456
Net earnings, pro forma	$28,805	15,154
Basic earnings per share:
Net earnings, as reported	$0.96	0.54
Stock-based employee compensation cost, net of taxes	0.05	0.05
Net earnings, pro forma	$0.91	0.49
Diluted earnings per share:
Net earnings, as reported	$0.90	0.51
Stock-based employee compensation cost, net of taxes	0.05	0.04
Net earnings, pro forma	$0.85	0.47

The Company adopted SFAS 123r, Share-Based Payment, on April 1, 2006 and has selected the Modified Prospective Application. Under this method, compensation costs recognized in fiscal 2007 include compensation costs for all share-based payments granted through March 31, 2006 for which the requisite service period had not been completed and compensation costs for all share-based payments granted subsequent to March 31, 2006. Under the Modified Prospective Application, prior periods have not been restated to reflect current period presentation. The Company records compensation expense related to stock options over the remaining vesting periods of the awards.

(o)           Management’s Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from those estimates. Estimates are used when accounting for depreciation, amortization, allowance for doubtful accounts, income taxes, and share-based compensation as well as in the evaluation of potential losses due to impairment or pending litigation.

(p)           Litigation

When a contingency becomes probable and estimable a reserve is established in the consolidated financial statements. To the extent not recoverable by directors’ and officers’ liability insurance coverage, legal costs are expensed as incurred.

(q)           Earnings Per Share

Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the incremental increase in common shares outstanding assuming the exercise of all employee stock options and warrants that would have had a dilutive effect on earnings per share and the dilutive effect of all restricted stock. The weighted average number of shares is based on common stock outstanding for basic earnings per share and common stock outstanding, restricted stock outstanding, and common stock options and warrants for diluted earnings per share in periods when such common stock options and warrants are not antidilutive.

(r)            Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes, an interpretation of SFAS 109, Accounting for Income Taxes. FIN 48 provides guidance relative to the recognition, derecognition and measurement of tax positions for financial statement purposes. The standard also requires expanded disclosures. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. The Company is currently in the process of evaluating the impact on the financial statements of adopting FIN 48.

(2)          Accounts Receivable

Accounts receivable consist of the following:

	March 31
	2007	2006
	(In thousands)
Accounts receivable	$36,451	35,258
Less allowance for doubtful accounts	2,741	3,731
	$33,710	31,527

Billings to customers are made in accordance with the terms of the individual arrangements with customers.

The following table represents activity within its allowance for doubtful accounts for the years ended March 31, 2007, 2006 and 2005 (in thousands):

Balance at March 31, 2004	$1,096
Additions	1,045
Acquisitions	1,506
Write-offs	(474)
Balance at March 31, 2005	3,173
Additions	1,840
Acquisitions	185
Write-offs	(1,467)
Balance at March 31, 2006	3,731
Additions	789
Acquisitions	68
Write-offs	(1,847)
Balance at March 31, 2007	$2,741

(3)          Property and Equipment

Property and equipment consists of the following:

	Range of
	Estimated
	Useful Lives	March 31
	(in years)	2007	2006
		(In thousands)
Computer equipment	3-5	$24,092	18,282
Office furniture and equipment	5-10	5,470	3,711
Software	3-5	18,049	12,959
Capitalized lease equipment	3-5	3	37
Automobile	3	—	7
Leasehold improvements	3-10	11,548	6,268
		59,162	41,264
Less accumulated depreciation and amortization		33,763	25,227
		$25,399	16,037

Depreciation and amortization expense related to property and equipment was $8.7 million, $6.7 million, and $5.5 million for the years ended March 31, 2007, 2006 and 2005, respectively.

(4)          Product Development and Capitalized Software Development Costs

Product development costs and amortization of capitalized software development costs for the years ended March 31, 2007, 2006 and 2005 are as follows:

	March 31
	2007	2006	2005
	(In thousands)
Product development costs charged to general and administrative expenses	$5,396	4,836	4,354
Amortization of capitalized software development costs charged to cost of revenues	$2,252	1,724	1,813

(5)          Acquisitions

Pursuant to an acquisition agreement dated April 20, 2005, the Company acquired Jon-Jay Associates, Inc., which specializes in providing unemployment cost management services as well as an employment verification service, for approximately $24 million, including transaction costs, subject to certain post-closing adjustments. Additionally, the acquisition agreement includes provisions for potential earn-out payments if certain future financial performance measures are achieved through the twelve months ending April 30, 2007 and April 30, 2006, respectively.

Pursuant to an asset purchase agreement dated April 26, 2005, the Company acquired substantially all of the assets and assumed certain of the liabilities of Glick & Glick Consultants, LLC, which specializes in employment-related tax credit and incentive services, for approximately $5 million, including transaction costs, subject to certain post-closing adjustments.

Pursuant to an asset purchase agreement dated November 1, 2005, the Company acquired the unemployment tax management businesses of Employers Unity, Inc., for approximately $30 million, including transaction costs, subject to certain post-closing adjustments.

Pursuant to an asset purchase agreement dated December 15, 2005, the Company acquired the tax credit and incentives business of Business Incentives, Inc., doing business as Management Insights, Inc., for approximately $24 million, including transaction costs, subject to certain post-closing adjustments.

Pursuant to an acquisition agreement dated April 6, 2006, the Company acquired Performance Assessment Network, Inc., or “pan,” a provider of secure, electronic-based psychometric testing and assessments, as well as comprehensive talent management services, for approximately $75 million, including transaction costs, subject to certain post-closing adjustments.

In connection with certain of its acquisitions, there are additional contingent payments to be calculated based on identified performance criteria as specified in the underlying purchase agreements. When determined beyond a reasonable doubt, these additional payments will be recorded as goodwill. In fiscal year 2007, approximately $5.9 million in contingent payments have been made. The Company estimates that additional payments could range up to approximately $5 million and be payable over the next 12 months.

The following table summarizes the purchase price allocation of the estimated fair values of pan’s assets acquired and liabilities assumed as of the effective date of the acquisition (in thousands).

Cash and cash equivalents	$2,712
Accounts receivable, net	6,834
Other current assets	2,381
Property and equipment, net	517
Goodwill	30,096
Intangible assets	61,106
Other non-current assets	—
Total assets acquired	103,646
Deferred revenue	312
Current liabilities	2,093
Deferred tax liabilities	24,741
Total liabilities assumed	27,146
Net assets acquired	$76,500

The table below reflects unaudited pro forma combined results of TALX and all businesses acquired in fiscal years 2007 and 2006, as if the acquisitions had occurred on April 1, 2005, in thousands, except per share data:

	March 31
	2007	2006
Pro forma revenues	$270,791	250,236
Pro forma net earnings	32,832	30,065
Pro forma basic earnings per share	1.04	0.95
Pro forma diluted earnings per share	1.00	0.89

These unaudited pro forma amounts are not necessarily indicative of what the actual combined results of operations might have been if the acquisitions had been effective at the beginning of fiscal year 2006.

(6)          Goodwill and Other Intangible Assets

In connection with the acquisitions of Ti3, Inc.; the unemployment cost management services business of Gates, McDonald & Company, a subsidiary of Nationwide Mutual Insurance Company; James E. Frick, Inc., d/b/a The Frick Company; Johnson and Associates; the Sheakley Businesses; TBT Enterprises, Incorporated and UI Advantage, Inc.; Net Profit, Inc., Jon-Jay Associates, Inc., the tax credits and incentives business of Glick & Glick Consultants LLC, the unemployment tax management business of Employers Unity, Inc., the tax credits and incentives business of Business Incentives, Inc., doing business as Management Insights, Inc., and Performance Assessment Network, Inc., the Company acquired certain identifiable intangible assets. These acquisitions enhance its existing service offerings by allowing the Company to offer clients expanded services in connection with electronic time reporting, the processing of unemployment claims, WOTC and WtW tax credits, as well as assisting clients in calculating certain other federal and state tax credits, and talent assessment and management. The Company recorded these assets in accordance with the Financial Accounting Standards Board SFAS No. 141, Business Combinations.

SFAS No. 142 provides that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives will not be amortized, but will rather be tested at least annually for impairment. The Company reviewed its goodwill and intangible assets as of December 31, 2006 and 2005 and determined that no impairment existed.

The following table summarizes goodwill activity for years ended March 31, 2007 and 2006:

	The Work	Unemployment	Tax credits	Talent
	number	tax	and	management
	services	management	incentives	services	Total
	(In thousands)
March 31, 2005	$29,342	94,619	12,182	—	136,143
Earn-out related to prior acquisitions	—	—	5,000	—	5,000
Additional acquisition costs and adjustments	—	(50)	1,117	—	1,067
Acquisition of Jon-Jay Associates, Inc.	11,719	6,623	—	—	18,342
Acquisition of Glick & Glick Consultants, LLC	—	—	2,389	—	2,389
Acquisition of Employers Unity, Inc.	2,526	13,564	—	—	16,090
Acquisition of Management Insights, Inc.	—	—	11,201	—	11,201
March 31, 2006	43,587	114,756	31,889	—	190,232
Earn-out related to prior acquisition	—	5,496	400	—	5,896
Additional acquisition costs and adjustments	(334)	(308)	1,065	—	423
Acquisition of Performance Assessment Network, Inc.	—	—	—	30,096	30,096
March 31, 2007	$43,253	119,944	33,354	30,096	226,647

The goodwill related to the acquisition of Performance Assessment Network, Inc. was not tax-deductible. Tax-deductible goodwill totaled $146.8 million as of March 31, 2007.

The following table summarizes other intangible asset activity for years ended March 31, 2007 and 2006:

	Customer		Customer
	relationships	Software	records	Noncompete	Trade name	Total
	(In thousands)
Gross carrying values:
March 31, 2005	$47,638	—	2,184	1,512	—	51,334
Acquisition of Jon-Jay Associates, Inc.	7,438	—	—	—	260	7,698
Acquisition of Glick & Glick Consultants, LLC	2,550	—	—	—	—	2,550
Acquisition of Employers Unity, Inc.	15,615	—	—	—	—	15,615
Acquisition of Management Insights, Inc.	10,743	—	—	—	—	10,743
March 31, 2006	83,984	—	2,184	1,512	260	87,940
Adjustments of valuations	(1,681)	—	—	—	—	(1,681)
Acquisition of Performance Assessment Network, Inc.	47,367	6,046	—	—	—	53,413
March 31, 2007	$129,670	6,046	2,184	1,512	260	139,672
Accumulated amortization:
March 31, 2005	$5,111	—	438	337	—	5,886
Amortization	4,149	—	146	246	79	4,620
March 31, 2006	9,260	—	584	583	79	10,506
Amortization	7,548	847	146	232	87	8,860
March 31, 2007	$16,808	847	730	815	166	19,366
Weighted average lives (in years)	16.70	7.00	15.00	6.54	3.00	16.12

Amortization of other intangible assets is projected to be $9.1 million for the fiscal year ended March 31, 2008 and $8.9 million for each of the fiscal years ended March 31, 2009 through 2012.

The following table summarizes activity for intangible assets with indefinite lives for the years ended March 31, 2007 and 2006:

	Trade name	Total
	(In thousands)
March 31, 2006	$—	—
Acquisition of Performance Assessment Network, Inc.	7,692	7,692
March 31, 2007	$7,692	7,692

(7)          Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities as of March 31, 2007 and 2006 consist of the following:

	March 31
	2007	2006
	(In thousands)
Compensation and benefits	$14,127	14,281
Income taxes payable	1,669	1,857
Other	9,601	3,081
	$25,397	19,219

(8)          Long-Term Debt

Long-term debt at March 31, 2007 and 2006 consists of:

	March 31
	2007	2006
	(In thousands)
Senior guaranteed notes	$75,000	—
Borrowings under loan agreements	101,577	110,802
Total long-term debt	176,577	110,802
Less current portion	—	—
Long-term debt	$176,577	110,802

On April 6, 2006, the Company entered into the second amendment to the 2005 Loan Agreement which expanded the availability under its revolving line of credit to $200 million and provided for mandatory prepayments and commitment reductions under certain circumstances. The second amendment also revised and updated other terms, including the terms of some of the financial covenants under the Loan Agreement.

On May 25, 2006, concurrently with the issuance and sale of the $75.0 million principal amount of Senior Guaranteed Notes due May 25, 2014, which the Company refers to as the “Notes,” the Company entered into a $150.0 million third amended and restated loan agreement, which the Company refers to as the “2006 Loan Agreement,” with a syndicate of lenders (the Lenders) to replace the 2005 Loan Agreement and refinance in full the $112.4 million outstanding loan balance on May 25, 2006, after giving effect to the repayment of $74.2 million of loans from the proceeds of the Notes. The 2006 Loan Agreement established a $150.0 million revolving line of credit and provided for the issuance of letters of credit and swingline loans. The 2006 Loan Agreement includes an accordion feature that permits the Company to increase availability to $200.0 million under certain circumstances. There are procedures, including limitations on the timing and increments, associated with such a commitment increase request. In conjunction with the 2006 Loan Agreement, the Lenders released their security interests in the Company’s and its subsidiaries’ assets and the stock of its subsidiaries, which had existed under the 2005 Loan Agreement.

On August 22, 2006, the Company entered into the first amendment to its 2006 Loan Agreement. The first amendment revised the limitations applicable to the use of loan proceeds to finance repurchases of the Company’s capital stock to require it to maintain at least $10,000,000 of availability under the 2006 Loan Agreement after giving effect to any borrowings to finance repurchases of its capital stock. Prior to the amendment, no more than $5,000,000 of the loan proceeds could be used to effect repurchases and the minimum availability requirement was $5,000,000. In connection with this amendment, the Company did not pay any amendment fees to the Lenders.

The proceeds of loans made under the 2006 Loan Agreement may be used solely to refinance loans outstanding under the 2005 Loan Agreement and for working capital, permitted capital expenditures, as the source for payment of the Company’s obligations with respect to letters of credit, to pay the transaction costs of the 2006 Loan Agreement, to finance permitted acquisitions meeting specified criteria, and to finance certain repurchases of its capital stock subject to specified limitations, which were modified in the first amendment, as discussed above. The 2006 Loan Agreement is absolutely and unconditionally guaranteed by the Company’s material subsidiaries.

The Company may make prepayments on advances under the revolving credit facility without penalty, provided the Company gives at least one business day’s notice, pay accrued interest and otherwise make the applicable lenders whole. In fiscal 2007, the Company prepaid $25.8 million of the principal under this facility. As the 2006 Loan Agreement is a revolving credit facility, there are no scheduled minimum principal repayments in fiscal years 2007 through 2010. All amounts outstanding under the credit facility are due and payable on April 14, 2010.

Advances under the revolving credit facility bear interest at rates the Company selects, including a base rate or the LIBOR rate plus an applicable margin. The base rate is a variable rate equal to the greater of the Lender’s prime rate or the federal funds rate plus 0.5%. The applicable margin for LIBOR rate loans varies from 1.00% to 1.75%. Swingline loans bear interest at the base rate. During the existence of an event of default, loans bear additional interest of 2.00% per year.

The Company will pay a facility fee, payable on a quarterly basis in the amount equal to 0.25% of the unused portion of the revolving credit facility. If the Company utilizes any letters of credit, the Company will pay a fronting fee equal to 0.125% of the face amount of each letter of credit, as well as a letter of credit fee equal to the aggregate undrawn amount of the letter of credit multiplied by the LIBOR margin in effect on the date the letter of credit is issued.

As amended, the 2006 Loan Agreement includes certain covenants, including, without limitation, restrictions on the use of proceeds of any loans, as described above. The 2006 Loan Agreement also requires compliance with certain financial covenants based on its minimum interest coverage (the ratio of EBIT minus dividends and income tax expense to interest expense), minimum EBITDA (as defined in the 2006 Loan Agreement and as adjusted for, among other things, approved acquisitions) and its ratio of total indebtedness to EBITDA (as so adjusted). The 2006 Loan Agreement also requires compliance with certain operating and other covenants which limit, without first obtaining written consent of the lenders, among other things, the ability of the Company and its subsidiaries to incur additional debt (with specified exceptions), sales of assets, changes in the Company’s capital structure, affiliate transactions, acquisitions, and distributions to its shareholders. The 2006 Loan Agreement generally prohibits the payment of cash dividends, except for cash dividends not in excess of six cents per share per calendar quarter, up to a maximum of $7.5 million per fiscal year so long as the Company is not in default at the time of the declaration. The 2006 Loan Agreement also contains various representations and warranties, regarding, among others, compliance with material laws, the accuracy of financial statements and other information delivered to the Lenders and the absence of material changes.

In the event of a default under the 2006 Loan Agreement, the Lenders may terminate the commitments made under the Loan Agreement, declare amounts outstanding, including accrued interest and fees, payable immediately, and enforce any and all rights and interests.

Note Placement

On May 25, 2006, the Company entered into a Note Purchase Agreement with several institutional investors for the issuance and sale by TALX in a private placement of Senior Guaranteed Notes due May 25, 2014 (the Notes) in an aggregate principal amount of $75.0 million (the Note Purchase Agreement). The Company used the proceeds from the sale of the Notes to repay outstanding loans in the amount of $74.2 million under the 2005 Loan Agreement.

The Company is required to repay the principal amount of the Notes in five annual installments commencing on May 25, 2010 with the final payment of all principal then outstanding on May 25, 2014. The Company may prepay the Notes subject to certain restrictions and the payment of a make-whole amount. In addition, the Company may be required by the holders of the Notes to prepay the Notes upon the occurrence of a Change of Control, as defined in the Note Purchase Agreement. Under certain circumstances, the Company may also be required to use proceeds of certain asset dispositions to prepay a portion of the Notes.

Interest on the Notes is payable semiannually until the principal becomes due and payable. Commencing on September 30, 2006, its interest rate increased to 7.34% per annum from 6.89% because the Company did not issue equity capital in the minimum amount of $75 million before September 30, 2006. If such issuance takes place after September 30, 2006 and before September 30, 2007, then on and after the first day of the next fiscal quarter following the fiscal quarter in which such equity capital is raised, the interest rate on the Notes will return to 6.89% per annum, subject in any event to the immediately following sentence. To the extent permitted by law, upon the occurrence of an event of default, interest accrues on any amount due at a rate equal to the greater of 8.89% or 2.0% over prime as announced by LaSalle Bank National Association. The Company’s obligations with respect to the Notes and the Note Purchase Agreement are absolutely and unconditionally guaranteed by its material subsidiaries.

The Note Purchase Agreement contains customary covenants, including compliance with laws, maintenance of insurance, keeping of books, conduct of business, maintenance of properties, payment of taxes, inspection of records, furnishing of quarterly and annual financial statements, quarterly compliance certificates and other financial information.

The Note Purchase Agreement also contains customary restrictive covenants including certain restrictions on transactions with affiliates; on its indebtedness, including that of guarantor subsidiaries; on liens and encumbrances; on consolidations and mergers; on sales of assets; and on financial covenants including a minimum Consolidated Net Worth (as defined in the Note Purchase Agreement), a required ratio of Consolidated Income Available for Fixed Charges to Consolidated Fixed Charges (as defined in the Note Purchase Agreement), and a required ratio of Consolidated Debt to Consolidated Operating Cash Flow (as defined in the Note Purchase Agreement).

Except as described below, upon the occurrence of an event of default under the Note Purchase Agreement, the holder or holders of more than 50% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to us, declare all the Notes then outstanding to be immediately due and payable. If an event of default with respect to the payment of principal or interest on the Notes occurs, any holder or holders of the Notes at the time outstanding affected by such event of default may at any time at its or their option, by notice or notices to the Company, declare all of the Notes held by it or them to be immediately due and payable. If an event of default with respect to bankruptcy proceedings occurs, all of the Notes then outstanding will become immediately due and payable without any declaration or other act on the part of any holders of the Notes.

(9)          Derivative Financial Instrument

The Company had entered into an interest rate swap contract which has a notional amount of $9.0 million at March 31, 2007. Under this contract, the Company pays a fixed rate of 3.72% and receives a variable rate of LIBOR, which is equal to the LIBOR rate utilized on its outstanding revolving loans. The notional amount of the interest rate swap contract steps down over time until termination on March 31, 2008. Effective April 14, 2005, in connection with the refinancing of its credit facility existing at that time, the Company matched its existing interest rate swap to its outstanding borrowings. This strategy effectively converts a portion of its outstanding revolving loans into a fixed rate instrument over the term of the interest rate swap contract.

The interest rate swap and related gains and losses arising on the contract are accounted for as a cash flow hedge in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. Specifically, changes in the fair value of derivative instruments designated as cash flow hedges are deferred and recorded in other comprehensive income. These deferred gains or losses are recognized in income when the transactions being hedged are completed.

The Company does not use financial instruments for trading or speculative purposes.

(10)   Leases

The Company has noncancelable operating leases, primarily for office space and office equipment, that expire through fiscal 2014. Total rent expense for operating leases was $8.8 million, $7.3 million, and $6.0 million in 2007, 2006 and 2005, respectively.

Amortization expense associated with assets acquired under capital leases is included in total depreciation and amortization expense.

The following is a schedule, by year, of the future minimum payments, in thousands, under operating leases as of March 31, 2007.

Fiscal year:
2008	$5,294
2009	4,825
2010	4,235
2011	3,954
2012	3,474
Thereafter	6,273
Total minimum lease payments	$28,055

(11)   Income Taxes

Income tax expense consists of the following:

	March 31
	2007	2006	2005
	(In thousands)
Current:
Federal	$17,466	15,161	7,519
State and local	2,584	2,519	1,311
Deferred:
Federal	3,561	2,602	2,604
State and local	668	355	453
Income tax expense from continuing operations	24,279	20,637	11,887
Discontinued operations	—	337	380
Total income tax expense	$24,279	20,974	12,267

Income tax expense differed from the amounts computed by applying the federal income tax rate of 35% in 2007, 2006 and 2005 to earnings from continuing operations before income tax expense as a result of the following:

	March 31
	2007	2006	2005
	(In thousands)
Computed “expected” tax expense	$20,024	17,714	9,770
Increase in income taxes resulting from:
State and local income taxes, net of federal income tax benefit	2,113	1,868	1,147
Adjustment for tax basis in fixed assets	—	851	—
Equity-based compensation	683	—	—
Nondeductible merger costs	752	—	—
Nondeductible SEC settlement charge	—	—	875
Travel and entertainment	143	140	68
Other, net	564	64	27
	$24,279	20,637	11,887

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 2007 and 2006 are presented below:

	March 31
	2007	2006
	(In thousands)
Deferred tax assets:
Allowance for doubtful accounts	$1,068	1,395
Accrual for compensated absences	1,497	1,221
Stock options	2,311	470
Deferred revenue	444	—
Other	925	679
Total deferred tax assets	6,245	3,765
Deferred tax liabilities:
Capitalized software development costs	(3,015)	(1,583)
Intangible assets	(41,961)	(15,346)
Expense recognition methods	(1,669)	(1,181)
Depreciation and amortization	(1,042)	(628)
Other	—	(81)
Total deferred tax liabilities	(47,687)	(18,819)
Net deferred tax liabilities	$(41,442)	(15,054)

In fiscal year 2007 and 2006, the following approximate income tax benefits were charged directly to shareholders’ equity: $3.4 million and $3.1 million, respectively, in connection with the exercise and/or disqualifying disposition of stock options; $26,000 and $44,000, respectively, in connection with disqualifying dispositions under the Employee Stock Purchase Plan; $60,000 and $40,000, respectively, in connection with restricted stock awards; and $0 and $963,000, respectively, in connection with the exercise of warrants by a third party service provider.

Deferred tax liabilities of approximately $24.1 million in fiscal year 2007 and $3.3 million in fiscal year 2006 were recorded related to stock acquisitions for differences in the assigned values and the tax bases of acquired assets and liabilities (other than the portion of goodwill for which amortization is not deductible for tax purposes).

In assessing the realization of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, the Company believes it is more likely than not the Company will realize the benefits of these deductible differences.

(12)   Shareholders’ Equity

On January 6, 2005, the Company declared a 3-for-2 stock split, which was effected in the form of a 50% stock dividend, payable February 17, 2005, to shareholders of record on January 20, 2005. On November 14, 2005, the Company declared a 3-for-2 stock split, which was effected in the form of a 50% stock dividend, payable January 17, 2006 to shareholders of record on December 19, 2005. Earnings per share and weighted average number of common shares outstanding throughout these financial statements have been retroactively adjusted for the 3-for-2 stock splits.

TALX has adopted the 2005 Omnibus Incentive Plan, which provides for the issuance of incentive stock options, nonqualified stock options, restricted stock grants, stock appreciation rights and performance units. The plan allows for the award of a total of 4,500,000 shares of common stock, after adjustment for past stock splits. On May 15, 2006, the board of directors awarded a total of 1,000 shares of employee restricted stock under the plan. The weighted average fair value of the restricted shares on the date of grant was $26.88. On July 25, 2006, the board of directors awarded a total of 3,000 shares of employee restricted stock under the plan. The weighted average fair value of the restricted shares on the date of grant was $19.64. On January 23, 2007, the board of directors awarded a total of 203,550 shares of employee and outside director restricted stock under the plan. The weighted average fair value of the restricted shares on the date of grant was $27.93. Shares awarded to employees vest evenly over five years. Shares awarded to outside board members vest evenly over three years. Recipients of restricted stock pay $0.01 cash consideration per share, have the right to vote all shares subject to the grant, and have dividend rights with respect to the shares, whether or not the shares have vested. The Company records compensation expense related to restricted stock awards over the vesting periods of the awards.

TALX had previously adopted a stock option plan for employees that provided for the issuance of a maximum of 6,860,700 shares of common stock, after adjustment for the effect of the 3-for-2 stock splits, pursuant to incentive or nonqualified options. Options were granted by the board of directors at prices not less than fair market value as of the date of the grant. Options vested 20% per year and expired six to ten years after the date of the grant. In fiscal year 2006, the Board granted 11,250 options under this plan, after adjustment for the effect of the 3-for-2 stock split. Upon adoption of the 2005 Omnibus Incentive Plan, the Company can make no further awards under the previous stock option plan.

TALX had also previously adopted a stock option plan for outside Directors that provided for the issuance of a maximum of 326,700 shares of common stock, after adjustment for the effect of the 3-for-2 stock splits. On May 10, 2005, the outside Directors were awarded options in the amount of 2,812 shares each, after adjustment for the 3-for-2 stock split, at the fair market value as of the date of the grant. The options vested one year from the date of grant. Options outstanding amount to 42,186 and 111,933 at March 31, 2007 and 2006, respectively, after adjustment for the effect of the 3-for-2 stock splits.

The stock option plan for outside Directors also provided for grants of restricted stock of a total of not more than 12,000 restricted shares per year to the outside Directors, upon the recommendation of the Compensation Committee of the board of directors. Under this plan, a total of 22,500 shares of restricted shares were awarded to its outside Directors in fiscal 2005, after adjustment for the effect of the 3-for-2 stock splits. The restricted shares vest evenly over 3 years. The weighted average fair value of the restricted shares on the date of grant was $11.49, after adjustment for the effect of the 3-for-2 stock splits. Recipients of restricted stock pay $0.01 cash consideration per share, have the right to vote all shares subject to the grant, and have dividend rights with respect to the shares, whether or not the shares have vested. Upon adoption of the omnibus incentive plan, the Company can make no further awards under the previous stock option plan.

No options were granted in fiscal 2007. The fair value of option grants for fiscal 2006 and 2005 was estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions: expected volatility of 50% and 48% in fiscal 2006 and 2005, respectively; risk-free interest rate of 3.90% and 4.07% in fiscal 2006 and 2005, respectively; expected life of 6.0 and 7.0 years in fiscal 2006 and 2005, respectively; and an expected dividend yield of 0.63% and 0.78% in fiscal 2006 and 2005, respectively.

After adjustment for the effect of the 3-for-2 stock split, stock option activity for the three years ended March 31, 2007 was as follows:

			Weighted
			average
		Weighted	remaining	Aggregate
		average	contractual	intrinsic value
	Shares	exercise price	term (years)	(thousands)
Outstanding at March 31, 2004	4,078,074	$6.43
Granted	425,245	11.74
Exercised	(453,984)	5.13
Cancelled	(314,752)	6.79
Outstanding at March 31, 2005	3,734,583	7.10
Granted	25,310	14.28
Exercised	(556,610)	5.62
Cancelled	(91,013)	8.77
Outstanding at March 31, 2006	3,112,270	7.37
Exercised	(726,256)	5.57		$17,005
Cancelled	(18,675)	9.20
Outstanding at March 31, 2007	2,367,339	7.91	5.19	59,709
Vested and expected to vest, March 31, 2007	2,206,827	7.85	5.09	55,795
Exercisable, March 31, 2007	1,676,639	7.56	4.64	42,871

	Options outstanding			Options exercisable
Range of exercise price	Number of shares	Weighted average remaining contractual life (years)	Weighted average exercise price	Number of shares	Weighted average exercise price
$0.00 – 1.69	60,314	1.6	$1.41	60,314	$1.41
1.69 – 3.38	142,219	2.1	2.00	142,219	2.00
3.38 – 5.07	195,259	3.1	3.79	195,259	3.79
5.07 – 6.76	335,124	5.9	5.85	160,074	5.86
6.76 – 8.45	480,590	5.0	7.50	343,611	7.52
8.45 – 10.14	494,620	6.9	8.60	260,395	8.58
10.14 – 11.83	433,637	4.1	10.76	433,637	10.76
11.83 – 15.21	217,140	7.8	13.76	72,694	13.76
15.21 – 16.90	8,436	4.1	16.90	8,436	16.90
	2,367,339			1,676,639

Cash received from the exercise of stock options in fiscal 2007 was $4.0 million, and the related tax benefits realized were $3.5 million.

Restricted stock activity for the year ended March 31, 2007 was as follows:

		Weighted
		average
		grant date
	Shares	fair value
Unvested at March 31, 2006	196,850	$27.55
Granted	207,550	27.39
Vested	(47,430)	25.98
Cancelled	(2,680)	31.02
Unvested at March 31, 2007	354,290	27.64

The grant date fair value of restricted stock vested during the year ended March 31, 2007 was $1.2 million.

The Company has also adopted the 1996 Employee Stock Purchase Plan, or 1996 ESPP, to provide its employees with the opportunity to purchase TALX common stock through payroll deductions through periodic offerings. In accordance with its terms, the 1996 ESPP expired on December 31, 2006. During fiscal 2007, shareholders approved the TALX Corporation 2006 Employee Stock Purchase Plan (2006 ESPP), which generally provides the same type and level of benefits as the 1996 ESPP. All of the 2,000,000 shares of common stock reserved for the 2006 ESPP were remaining at March 31, 2007. The purchase price of the common stock is equal to 85% of the lower of (i) the market price of common stock at the beginning of the applicable offering period or (ii) the market price of common stock at the end of each offering period. Offering periods generally are on a quarterly basis. The fair values of ESPP stock purchase rights during the three months ended March 31, 2007, December 31, 2006, September 30, 2006 and June 30, 2006 were calculated using the Black-Scholes pricing model with the following assumptions and weighted average fair values:

	March 31,	December 31,	September 30,	June 30,
	2007	2006	2006	2006
Volatility	36.00%	41.00%	43.00%	37.00%
Risk-free interest rate	4.94%	4.81%	4.79%	4.00%
Expected life	3 months	3 months	3 months	3 months
Weighted average fair value	$6.19	5.72	5.19	7.10

The Company recognized approximately $2.9 million, net of tax, or $0.09 per diluted share, in share-based compensation expense in the year ended March 31, 2007 for stock options, restricted stock awards, and its employee stock purchase plan. On a pre-tax basis, this amounted to approximately $960,000, $1.0 million, and $1.5 million in cost of revenues, selling and marketing, and general and administrative expenses, respectively. As of March 31, 2007, the total compensation expense not yet recognized related to nonvested options and restricted stock awards is approximately $9.7 million, pretax, and the related weighted average period over which it is expected to be recognized is approximately 2.4 years.

In May 1999, the Company entered into an agreement with a third party, under which they provided the Company with strategic advisory services. Pursuant to that agreement, the Company issued them warrants to purchase a total of 68,062 shares of its common stock at an exercise price of $3.21 per share, after adjustment for the effect of the 2005 3-for-2 stock split. All 68,062 warrants were exercised in fiscal year 2006, prior to the record date of the 2006 3-for-2 stock split.

On May 10, 2005, the board of directors authorized the Company to repurchase up to three million shares of its stock, after adjustment for the 3-for-2 stock split, in the open market, or through privately negotiated transactions during the 36-month period ending May 9, 2008, subject to market conditions and other factors. Under this plan, the Company has repurchased a cumulative total of 1,503,500 shares of its common stock, as adjusted for the 3-for-2 stock split. Except for the 599,146 shares in treasury at March 31, 2007, all shares repurchased have been reissued in connection with employee stock option exercises, restricted stock grants, and the Company’s employee stock purchase plans.

During fiscal 2001, the Company began paying dividends on its common stock on a quarterly basis. After adjustment for the effect of the 3-for-2 stock splits, dividends of $0.19, $0.13 and $0.11 per share were declared and dividends of $0.18, $0.12 and $0.10 per share were paid to shareholders during fiscal years 2007, 2006 and 2005, respectively. Any future determination to pay dividends will be at the discretion of its board of directors and will depend upon its earnings, capital requirements, operating and financial condition, restrictions in its Loan Agreement, and such other factors as the board may deem relevant.

(13)   Earnings Per Share

Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the incremental increase in common shares outstanding assuming the exercise of all employee stock options and warrants that would have had a dilutive effect on earnings per share and the dilutive effect of all restricted stock. The weighted average number of shares is based on common stock outstanding for basic earnings per share and common stock outstanding, restricted stock outstanding, and common stock options and warrants for diluted earnings per share in periods when such common stock options and warrants are not antidilutive. As of March 31, 2007 and 2006, all stock options were dilutive.

On January 6, 2005, the Company declared a 3-for-2 stock split, which was effected in the form of a 50% stock dividend, payable February 17, 2005, to shareholders of record January 20, 2005. On November 14, 2005, the Company declared a 3-for-2 stock split, which was effected in the form of a 50% stock dividend, payable January 17, 2006 to shareholders of record on December 19, 2005. Earnings per share and weighted average number of common shares outstanding throughout these financial statements have been retroactively adjusted for the 3-for-2 stock splits, in thousands, except share and per share information.

	Years ended March 31
	2007	2006	2005
Basic earnings per share:
Net earnings:
Continuing operations	$32,931	29,975	16,028
Discontinued operations	—	515	582
Net earnings	$32,931	30,490	16,610
Weighted average number of common shares outstanding	32,242,692	31,814,015	31,383,017
Less weighted average number of treasury shares	(721,069)	(38,046)	(428,388)
Weighted average number of common and common equivalent shares outstanding	31,521,623	31,775,969	30,954,629
Basic earnings per common share:
Continuing operations	$1.04	0.94	0.52
Discontinued operations	—	0.02	0.02
Net earnings per share	$1.04	0.96	0.54

	Years ended March 31
	2007	2006	2005
Diluted earnings per share:
Net earnings:
Continuing operations	$32,931	29,975	16,028
Discontinued operations	—	515	582
Net earnings	$32,931	30,490	16,610
Weighted average number of common shares outstanding	32,242,692	31,814,015	31,383,017
Weighted average number of restricted shares	7,679	46,358	9,617
Weighted average number of shares issuable under employee stock purchase plans	11,388	10,549	16,506
Dilutive effect of the exercise of stock options	1,348,016	1,995,775	1,388,966
Dilutive effect of the exercise of warrants	—	—	82,961
Less weighted average number of treasury shares	(721,069)	(38,046)	(428,388)
Weighted average number of common and common equivalent shares outstanding	32,888,706	33,828,651	32,452,679
Diluted earnings per common share:
Continuing operations	$1.00	0.89	0.49
Discontinued operations	—	0.01	0.02
Net earnings per share	$1.00	0.90	0.51

(14)   Discontinued Operations

On April 21, 2003, the board of directors granted management the authority to dispose of the Human Resources and Benefits Application Services business. Accordingly, it was determined that this business met the requirements to be presented as a discontinued operation.

On April 22, 2003 the Company transferred substantially all of the assets of its Human Resources and Benefits Application Services business to Workscape, Inc., a Massachusetts-based provider of benefits and workforce management solutions. The primary product of this line of services, the benefits enrollment business, provides a customized solution for clients’ employees to enroll in an employer’s benefits programs and make changes to their personal information and benefits elections, all by means of the Internet or by telephone. Workscape, Inc. hired all of the employees directly related to the benefits enrollment business.

The transaction was structured as a transfer of assets under contract for sale with no initial down-payment and the purchase price to be paid over a three-year period, based on a client retention formula. While the contract did not specify a minimum guaranteed amount, the Company secured a $2.0 million note from Workscape, Inc. As of March 31, 2006, the Company had received payment in full on the principal of the note, $135,000 of interest payments in connection with the note, and $793,000 in additional consideration.

All assets and liabilities of this business, both the portion of the business transferred under contract to Workscape, Inc. (approximately 90% of the assets) and the remaining approximately 10% of assets that were transferred to another third party, along with related transaction costs, were recorded on its consolidated balance sheet as net assets of business held for sale. The Company recorded cash received under the asset purchase agreement first to reduce the recorded value of net assets of business held for sale and then to reflect gain on the sale of the business.

In connection with the transfer, the Company provided Workscape, Inc., for agreed-upon fees, with various transition services related to the operation of the benefits enrollment business through December 2005. These fees, offset by costs to deliver the service, were recorded first to reduce the recorded value of net assets of business held for sale and then to reflect gain on the sale of the business. As of December 31, 2005, the Company was no longer providing transition services related to this business.

The historical results of operations for this business have been reclassified to earnings from discontinued operations on its consolidated statement of earnings.

The results of operations for this business for the years ended March 31, 2007, 2006 and 2005 were as follows:

	March 31
	2007	2006	2005
	(In thousands)
Revenues	$—	—	—
Earnings (loss) from discontinued operations	—	(1)	25
Gain on disposal of discontinued operations	—	853	937
Earnings from discontinued operations	—	852	962
Income tax expense	—	337	380
Net earnings from discontinued operations	$—	515	582

(15)   Employee Benefit Plan

The Company sponsors a profit-sharing/401(k) plan. The plan covers substantially all of its employees. Employees may contribute up to 50% of pre-tax compensation to the plan. The Company makes contributions to the plan, subject to ERISA limitations, up to 2.4% of employees’ earnings. There is a three-year graded vesting schedule for employer matching contributions. Participants direct the investment of both employee deferral and employer matching contributions among a variety of investment choices. The plan does not hold Company stock. Total expense under the plan for the years ended March 31, 2007, 2006 and 2005 was $1.6 million, $1.2 million, and $1.0 million, respectively.

(16)   Commitments and Contingencies

The Company is a defendant from time to time in lawsuits. Based on information currently available, the Company believes that no current proceedings, individually or in the aggregate, will have a material adverse effect on the Company. On March 3, 2005, the Company agreed with the SEC, without admitting or denying any liability, to pay one dollar in disgorgement and, pursuant to a court order, to pay a $2.5 million civil penalty, and not to violate certain provisions of the federal securities laws in the future.

(17)   Business Segment Information

As a result of the pan acquisition, in the first quarter of fiscal year 2007, the Company determined that the Company operates in five business segments. The presentation of segment information reflects the manner in which management organizes segments for making operating decisions and assessing performance. The Company’s Chief Operating Decision Maker and board of directors review gross profit for its business units. The Company’s Chief Operating Decision Maker and board of directors only review profit and loss information after gross profit on a consolidated basis to assess performance, make overall operating decisions and make resource allocations. Its business units are closely interrelated in their activities and share services such as order entry, billing, purchasing, technical services, network facilities, telecommunications, and information technology facilities. As a result, the Company has concluded that it is impractical and provides no value to allocate costs of all of these services to the business units or to allocate any of the underlying assets to the businesses. Additionally, the Chief Operating Decision Maker and the Company’s principal officers participate in a cash bonus program which rewards performance based upon the Company’s consolidated results.

As of March 31, 2007, Talx’s operations are conducted principally through business segments comprised of: The Work Number services, unemployment tax management, tax credits and incentives, talent management services, and maintenance and support. The Work Number services include its employment and income verification services, W-2 management services (which include initial distribution, reissue and correction of W-2 forms), paperless pay services that enable employees to electronically receive pay statement information as well as review and change direct deposit account or W-4 information, integrated electronic time capture and reporting services, paperless new-hire services to bring new workers on board using electronic forms, and I-9 management services designed to help clients electronically comply with the immigration laws that requires employers to complete an I-9 form for each new hire. Its unemployment tax management segment includes its unemployment and claims management and unemployment tax planning services. Tax credits and incentives includes the identification, calculation, and processing of certain federal, state and local tax credits for its clients. Talent management services include psychometric assessments and talent management. Its fifth segment, maintenance and support, relates to a business the Company phased out effective December 31, 2006. There are no intersegment sales, and the Company does not allocate assets to the segments.

Prior period information has been reclassified to reflect the establishment of the unemployment tax management segment and the tax credits and incentives segment, which were previously presented together as one segment.

Summary by Business Segments:

	Years ended March 31
	2007	2006	2005
	(In thousands)
Net revenue:
The work number services	$110,292	91,331	65,373
Unemployment tax management	116,522	100,826	85,009
Tax credits and incentives	18,908	13,594	5,199
Talent management services	23,649	—	—
Maintenance and support	1,187	1,676	2,814
Total revenue	$270,558	207,427	158,395
Gross profit:
The work number services	$86,943	69,992	46,728
Unemployment tax management	61,404	50,243	41,309
Tax credits and incentives	11,352	8,888	3,835
Talent management services	10,868	—	—
Maintenance and support	1,137	1,324	1,806
Total gross profit	171,704	130,447	93,678
Selling and marketing expenses	(44,466)	(32,700)	(27,693)
General and administrative expenses	(55,031)	(42,658)	(32,845)
SEC settlement charge	—	—	(2,500)
Operating income	72,207	55,089	30,640
Net interest expense	(12,907)	(4,472)	(2,720)
Merger-related expenses	(2,148)	—	—
Other income (expense)	58	(5)	(5)
Earnings from continuing operations before income taxes	$57,210	50,612	27,915

(18)   Supplemental Disclosures of Cash Flow Information

Cash paid during the year for interest totaled $11.9 million, $5.1 million, and $2.6 million for the years ended March 31, 2007, 2006 and 2006, respectively. Cash paid during the year for income taxes totaled $17.0 million, $11.3 million, and $11.5 million for the years ended March 31, 2007, 2006 and 2005, respectively.

(19)   Related Party Transaction

James W. Canfield, the son of its Chairman, President and Chief Executive Officer, is employed in a nonexecutive position with the Company as Senior Director of Product Management. Mr. Canfield is paid an annual salary and is eligible for a bonus based upon certain performance goals. This bonus can decrease or increase based on the percentage achievement of these performance goals. Mr. Canfield is also eligible annually for an award of restricted stock. Both the bonus and restricted stock awards are granted under standard corporate compensation plans and are consistent with payments made to director-level managers at Mr. Canfield’s level. For fiscal 2007, Mr. Canfield received $125,000 in salary, approximately $60,500 in bonus and 2,450 shares of restricted stock for his services to the Company.

(20)   Subsequent Events

On May 15, 2007, TALX was acquired by Equifax Inc. following approval of the merger transaction by TALX shareholders and satisfaction of all other closing conditions of the merger agreement. Under the terms of the merger agreement, each share of TALX common stock was converted into the right to receive either $35.50 in cash, without interest, or 0.861 of a share of Equifax common stock for each share of TALX common stock that the shareholder owned immediately before completion of the merger subject to proration so that 75% of the outstanding shares of TALX common stock were converted into shares of Equifax common stock while 25% of the shares were converted into cash. Trading in TALX’s common stock on the NASDAQ Global Select Market ceased at the end of trading hours on Tuesday, May 15, 2007. Subsequent to the acquisition, all outstanding amounts under the 2006 Loan Agreement were prepaid in full. Merger-related expenses included in the Company’s 2007 consolidated statement of earnings relate to the acquisition of TALX by Equifax.